Exhibit 10.5

LICENSE AGREEMENT

THIS AGREEMENT is made by and between the Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences, a public institution of higher education having principal offices at 2404 North University Avenue, Little Rock, Arkansas 72207 United States of America (hereinafter “UNIVERSITY”), and NuvOx Pharma, LLC, a company having a principal place of business at 1635 E. 18th Street, Tucson, Arizona 85719 United States of America (hereinafter “LICENSEE”).

WITNESSETH

WHEREAS, UNIVERSITY has a joint ownership interest in certain PATENT RIGHTS (as later defined herein) relating to the Invention Disclosures listed in Appendix A hereto and has the right to grant licenses to the UNIVERSITY interest under said PATENT RIGHTS; and

WHEREAS, UNIVERSITY desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant licenses thereunder; and

WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, UNIVERSITY and LICENSEE (the “Parties” or singularly a “Party”) in consideration of the premises and the mutual covenants contained herein, hereto agree as follows:

ARTICLE I - EFFECTIVE DATE

This Agreement shall be effective as of ~~May~~ November 1, 2014 (hereinafter the “EFFECTIVE DATE”).

ARTICLE 2 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

2.1 “FIRST COMMERCIAL SALE” shall mean the initial transfer by or on behalf of LICENSEE or its sublicensees of LICENSED PRODUCTS pursuant to regulatory marketing approval or the initial practice of a LICENSED PROCESS by or on behalf of LICENSEE or its sublicensees pursuant to regulatory marketing approval in exchange for cash or some equivalent to which value can be assigned for the purpose of determining NET SALES.

2.2 “LICENSED FIELD” shall mean all fields of use of all applications with the PATENT RIGHTS, without limitation.

2.3 “LICENSED PROCESS” shall mean any process, which, but for having a right to make, use, sell, offer to sell or import the process under the PATENT RIGHTS, would infringe an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS.

2.4 “LICENSED PRODUCT” shall mean any product which, but for having a right to make, use, sell, offer to sell or import the product under the PATENT RIGHTS, would infringe an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS, or any product that is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS. For clarity, LICENSED PRODUCTS shall not be construed to include Dodecafluoropentane emulsion products used for processes other than those that would infringe an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS.

2.5 “LICENSEE” is understood to include all of its Affiliates. An Affiliate of a Party hereunder shall mean any company or other entity controlled by, controlling, or under common control with the Party. For this purpose, “control” means direct or indirect beneficial ownership of greater than fifty percent (50%) of the voting rights (stock or otherwise).

2.6 “NET SALES” shall mean the gross revenues received by LICENSEE, its agents, Affiliates and sublicensees for the sale of LICENSED PRODUCTS and/or LICENSED PROCESSES pursuant to regulatory marketing approval less: returns, allowances, and discounts actually granted; packing, insurance, freight out, taxes or excise duties imposed on the transaction (if separately invoiced); wholesaler discounts; and cash discounts. No deductions shall be made for commissions paid to individuals regularly employed by LICENSEE and on its payroll, or for cost of collections.

2.7 “PATENT RIGHTS” shall mean all of the following intellectual property related to the Invention Disclosures listed in Appendix A attached hereto:

(a)	the United States and foreign patents and/or patent applications listed in Appendix A attached hereto, and corresponding foreign patents and/or foreign patent applications; and

(b)	United States patents issued from or claiming the benefit of priority of the applications listed in Appendix A and from applications claiming the benefit of priority of the applications listed in Appendix A including but not limited to original utility applications, divisionals, continuations, continuations-in-part (but only to the extent that the claims in the continuations-in-part are entitled to a priority date from a patent application otherwise included in this definition), reexaminations and reissues and any divisionals, continuations, continuations-in-part (but only to the extent that the claims in the continuations-in-part are entitled to a priority date from a patent application otherwise included in this definition), re-examinations and reissues issued from such applications and foreign patents issued from corresponding foreign patent applications subject to the terms and conditions of Article 7 of this Agreement.

As used in this Agreement, the term “patent” means (i) unexpired letters patent (including inventor’s certificates) including, without limitation, any substitution, extension (such as supplementary protection certificates), registration, confirmation, reissue, re-examination, renewal or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any continuation, or division thereof and any provisional applications, and any foreign counterparts and all patents that issue therefrom.

2.8 “TERRITORY” shall mean worldwide.

ARTICLE 3 - GRANT

3.1 UNIVERSITY hereby grants to LICENSEE an exclusive right and license in the TERRITORY for the LICENSED FIELD to practice UNIVERSITY’s interest under the PATENT RIGHTS and to make, use, offer for sale, sell and import LICENSED PRODUCTS and to practice the LICENSED PROCESSES. Such licenses are hereby granted until the end of the term of the PATENT RIGHTS unless this Agreement shall be sooner terminated according to the terms hereof. Such licenses do and are intended to encompass all exploitation rights licensable under the PATENT RIGHTS.

3.2 LICENSEE shall have the right to grant sublicenses consistent with this Agreement provided that LICENSEE shall be responsible for the operations of its sublicensees relevant to this Agreement as if such operations were carried out by LICENSEE. LICENSEE further agrees to deliver to UNIVERSITY a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination, which copy University shall maintain in confidence per the terms of Article 17. Upon termination of this Agreement, any and all existing sublicenses granted by LICENSEE shall be handled in accordance with Article 15.6.

3.3 UNIVERSITY reserves the right to use and to grant nonexclusive, non-sublicensable, non-transferrable licenses to non-profit research entities to use, for research purposes only and not for any commercial purpose, the technology and the subject matter described and claimed in the PATENT RIGHTS. Prohibited commercial purposes shall be deemed to include such licensees entering into a further agreement with another for-profit or commercial entity related to the PATENT RIGHTS.

ARTICLE 4 - DUE DILIGENCE

4.1 LICENSEE shall use reasonable efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through an active and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSSES throughout the life of this Agreement.

4.2 In addition, LICENSEE shall use reasonable efforts to adhere to the following milestones:

(a)	LICENSEE shall deliver to UNIVERSITY on or before ninety (90) days after the EFFECTIVE DATE of this Agreement a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of LICENSED PRODUCTS and LICENSED PROCESSES and shall provide similar reports to UNIVERSITY in accordance with Article 6.3 hereof.

(b)	LICENSEE shall raise two hundred thousand dollars ($200,000) in research and development funding from private and/or Federal sources within eighteen (18) months of the EFFECTIVE DATE of this Agreement.

(c)	LICENSEE shall proceed diligently toward obtaining appropriate United States or foreign regulatory approval for a first LICENSED PRODUCT or LICENSED PROCESS and shall provide reasonable evidence toward the same within four (4) years of entering into this Agreement. Reasonable evidence may include performing contracted preclinical tasks (GLP studies or GMP manufacturing), formal meetings with the FDA relating to an IND, an IND submission and the like. If this date is not met, and such failure is due to factors beyond the control of NuvOx, the date shall be extended by eighteen (18) months.

4.3 LICENSEE’s continued failure to perform in accordance with Articles 4.1 and 4.2 above for a period of 45 days after receiving from UNIVERSITY written notice of default thereon, shall be grounds for UNIVERSITY, at sole option of UNIVERSITY, to terminate this Agreement pursuant to Article 15 hereof or render this license nonexclusive. In making this decision, UNIVERSITY shall take into account the normal course of such activities conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

ARTICLE 5 - ROYALTIES AND OTHER CONSIDERATION

5.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties and other compensation to UNIVERSITY in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be earlier terminated:

(a)	Licensing Fee: LICENSEE shall pay to UNIVERSITY within ninety (90) days after the EFFECTIVE DATE a nonrefundable initial Licensing Fee of ten thousand dollars ($10,000).

(b)	Continuation Fees: LICENSEE shall pay to UNIVERSITY upon the first and subsequent anniversaries of the EFFECTIVE DATE a nonrefundable Continuation Fee of two thousand five hundred dollars ($2,500) until LICENSEE achieves a FIRST COMMERCIAL SALE. Upon a FIRST COMMERCIAL SALE, this Continuation Fee will cease and LICENSEE will begin Minimum Annual Royalty payments pursuant to Section 5.l (c).

(c)	Minimum Annual Royalty: LICENSEE shall pay to UNIVERSITY a minimum annual royalty of ten thousand dollars ($10,000) yearly after the FIRST COMMERCIAL SALE as provided for in this Section. If, at the end of each calendar year, the total UNIVERSITY Royalties paid during that year in accordance with Section 5.l (d) and Article 6, total less than ten thousand dollars ($10,000), the report and payment provided for in Article 6 due within sixty (60) days of December 31 shall include the balance.

(d)	UNIVERSITY Royalties: Commencing with the FIRST COMMERCIAL SALE, LICENSEE shall pay to UNIVERSITY running royalties of one and three-quarters percent (1.75%) of Net Sales in accordance with the payment schedule of Article 6 and subject to the adjustment described in Section 5.l (e).

(e)	Third Party Royalties (stacked): The UNIVERSITY Royalties described in Section 5.l (d) shall be decreased by no greater than fifty percent (50.0%) in any given year in the event that the LICENSEE has additional third party royalties due on the LICENSED PRODUCTS or LICENSED PROCESSES in the LICENSED FIELD.

(f)	Milestone Payments: In addition to any UNIVERSITY Royalties due, LICENSEE shall pay to UNIVERSITY the following milestone payments:

(i)	Twenty-five thousand dollars ($25,000) within ninety days (90) of the completion of the first calendar year in which total aggregate NET SALES reach one million dollars ($1,000,000); and

(ii)	One hundred twenty-five thousand dollars ($125,000) within ninety days (90) of the completion of the first calendar year in which total aggregate NET SALES reach five million dollars ($5,000,000).

(g)	Patent Cost Reimbursement: LICENSEE shall pay one hundred percent (100%) of all reasonable costs incurred by UNIVERSITY in the preparation, filing, prosecution (including appeals, interferences, and other ex parte and inter partes proceedings) and maintenance of patent applications and patents prior to LICENSEE taking control of such in accordance with Article 7 of this Agreement. UNIVERSITY shall provide LICENSEE within one-hundred twenty (120) days of the EFFECTIVE DATE with a bill giving the total amount of any such costs incurred by UNIVERSITY prior to LICENSEE taking control in accordance with Article 7, and LICENSEE shall pay to UNIVERSITY the total amount listed on the bill within ninety (90) days of receipt.

5.2 All amounts payable hereunder by LICENSEE shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE.

5.3 No multiple or cumulative royalties shall be payable because any LICENSED PRODUCT or LICENSED PROCESS, its manufacture, use, lease or sale are or shall be covered by more than one patent application or patent of the PATENT RIGHTS licensed under this Agreement.

ARTICLE 6 - RECORDS AND REPORTS

6.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate operating subsidiary of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open, to the extent relevant to the license granted hereunder, at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE’s royalty statements or compliance in other respects with this Agreement. The cost of such inspection by UNIVERSITY shall be at UNIVERSITY’s expense unless such inspection leads to the discovery of a greater than ten percent (10%) discrepancy in reporting to UNIVERSITY’s detriment, in which case LICENSEE agrees to pay the full cost of such inspection actually incurred by UNIVERSITY. If, based on the results of such inspection, additional payments are owed by LICENSEE under this Agreement; such additional payments shall be made within sixty (60) days after the date on which such inspection report is delivered to LICENSEE.

6.2 Prior to the FIRST COMMERCIAL SALE, LICENSEE shall make annual progress reports to UNIVERSITY regarding both the milestones listed in Article 4 and other measures of product development. LICENSEE shall provide the progress report within sixty (60) days of January 1 each year until the FIRST COMMERCIAL SALE.

6.3 LICENSEE shall report to UNIVERSITY the date of first sale of a LICENSED PRODUCT or LICENSED PROCESS in each country within sixty (60) days of occurrence.

6.4 After the FIRST COMMERCIAL SALE, LICENSEE, within sixty (60) days after the end of each calendar quarter, shall deliver to UNIVERSITY true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees with respect to the LICENSED PRODUCTS and LICENSED PROCESSES sold and used during the preceding calendar quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a)	total NET SALES, identifying each seller and the receipts by such seller for sales of LICENSED PRODUCTS and LICENSED PROCESSES;

(b)	deductions applicable as provided in Section 2.6;

(c)	total non-royalty-bearing sales and the name of each recipient as required under Article 8;

(d)	total royalties due; and

(e)	names and addresses of each Sublicensee of LICENSEE.

6.5 With each such report submitted in accordance with Section 6.4 above, LICENSEE shall pay to UNIVERSITY the royalties and other amounts then due and payable under this Agreement. If no royalties or other amounts shall be due, LICENSEE shall so report.

ARTICLE 7 - PATENT PROSECUTION

LICENSEE shall have the exclusive right and license, in the name of UNIVERSITY, to apply for, prosecute, seek prompt issuance of, maintain, and pay all costs associated with, during the term of this Agreement, the UNIVERSITY interest in the PATENT RIGHTS. The prosecution, filing and maintenance of the Appendix A PATENT RIGHTS patents and applications shall be the primary responsibility of LICENSEE, including payment of all costs associated therewith; provided, however, that UNIVERSITY shall have reasonable opportunities to advise LICENSEE and shall cooperate fully with LICENSEE in such prosecution, filing and maintenance as reasonably requested by LICENSEE. LICENSEE shall have the right to select counsel to prosecute the Appendix A PATENT RIGHTS subject to approval by UNIVERSITY, which approval shall not be unreasonably withheld. LICENSEE shall consult with UNIVERSITY prior to taking any action which is reasonably likely to have a material adverse effect upon the UNIVERSITY’S rights in the Appendix A PATENT RIGHTS, and take all reasonable action necessary to protect the life and breadth of the Appendix A PATENT RIGHTS. Copies of all Patent Office actions shall be provided promptly after receipt and copies of responses thereto shall be provided to UNIVERSITY and its designated patent counsel prior to their filing and with sufficient time for UNIVERSITY and its designated patent counsel to provide comments and recommendations if deemed necessary, which comments and recommendations will be duly considered by LICENSEE in the prosecution and maintenance of the Appendix A PATENT RIGHTS. LICENSEE shall apply for and use its reasonable good faith efforts to prosecute and seek prompt issuance of the Appendix A PATENT RIGHTS in the United States and in such foreign countries as shall be agreed to by UNIVERSITY and LICENSEE, in a timely and reasonably prudent business manner. LICENSEE shall use good faith efforts to maintain the Appendix A PATENT RIGHTS during the term of this Agreement in such countries as LICENSEE deems necessary in the exercise of its reasonably prudent business judgment, provided that UNIVERSITY shall be notified prior to the abandonment of any patent or patent application included in the Appendix A PATENT RIGHTS. UNIVERSITY reserves the right to prosecute and maintain, at its sole expense, any patent or patent application included in the Appendix A PATENT RIGHTS that is abandoned by LICENSEE (except for purposes of filing continuing or similar priority-related applications), and LICENSEE shall have no license or rights to UNIVERSITY’ s interest in such patents or patent applications.

ARTICLE 8 - OTHER TRANSFERS OF LICENSED PRODUCTS

In the event that LICENSEE supplies LICENSED PRODUCTS or LICENSED PROCESSES to UNIVERSITY or an Affiliate of UNIVERSITY, no royalty shall be payable by LICENSEE with respect to such LICENSED PRODUCTS or LICENSED PROCESSES. However, reports made by LICENSEE as provided in Article 6.4 shall list each such transaction as a non-royalty-bearing sale and identify such Affiliate or other LICENSEE. Nothing in this Article 8 shall obligate LICENSEE to supply LICENSED PRODUCTS or LICENSED PROCESSES to UNIVERSITY or any Affiliate of UNIVERSITY.

ARTICLE 9 - INFRINGEMENT

In the event of any action for infringement, or institution of any proceedings challenging the validity of any of the patents under the PATENT RIGHTS in the LICENSED FIELD, LICENSEE shall have the right, but not the obligation, at its own expense and in its own name, to prosecute actions or defend proceedings. UNIVERSITY will assist LICENSEE in actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by the courts or by law. LICENSEE will assume all reasonable and documented out-of-pocket costs, which UNIVERSITY may incur in affording assistance in actions or proceedings. If LICENSEE elects not to bring any action for infringement or defend any proceedings challenging the validity of any of the patents under the PATENT RIGHTS, UNIVERSITY shall have the right but not the obligation to bring action or defend proceedings in its own name. LICENSEE shall assist UNIVERSITY in actions or proceedings, if so requested, and will lend its name to such actions or proceedings if required by the courts or by law. In the event of a recovery with respect to an action for infringement, UNIVERSITY and LICENSEE shall first be reimbursed for documented out-of pocket costs of prosecuting or defending the action, and any balance shall be paid seventy five percent (75%) to the Patty initiating the defense or prosecution of the action and twenty five percent (25%) to the other Patty.

ARTICLE 10 - PRODUCT LIABILITY

10.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold UNIVERSITY, its trustees, directors, officers, employees, and affiliates, harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, consumption or advertisement of the Licensed Products and Licensed Processes or arising from any obligation of LICENSEE hereunder, excepting only claims that the PATENT RIGHTS infringe third party intellectual property and any claims arising out of negligence or willful misconduct of UNIVERSITY, its trustees, directors, officers, employees, and affiliates.

10.2 Beginning no later than the time of the First Commercial Sale, LICENSEE shall obtain and cany in full force and effect commercial, general liability insurance, which shall protect LICENSEE and UNIVERSITY with respect to events covered by Section 10.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Arkansas, shall list UNIVERSITY as an additional named insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to UNIVERSITY prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for property damage. LICENSEE shall provide UNIVERSITY with Certificates of Insurance evidencing the same.

10.3 UNIVERSITY warrants that it has good and marketable title to its interest in the inventions claimed under the PATENT RIGHTS with the exception of certain retained rights of the United States government if a subject invention. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL UNIVERSITY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER UNIVERSITY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

ARTICLE 11 - EXPORT CONTROLS

It is understood that UNIVERSITY is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on the compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UNIVERSITY neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 12 - NON-USE OF NAMES

Either Party shall not use the name of the other Party, nor any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent of such Party, except that LICENSEE may state that it is licensed by UNIVERSITY under one or more of the patents and applications comprising the PATENT RIGHTS.

ARTICLE 13-ASSIGNMENT

This Agreement shall not be assigned except with the advance written consent of UNIVERSITY, which consent shall not be unreasonably withheld. However, LICENSEE shall have the right to assign this Agreement to another party without the consent of UNIVERSITY in conjunction with the sale or transfer by LICENSEE of all, or substantially all, of its assets relating to the LICENSED PRODUCTS and LICENSED PROCESSES, to that party, provided that such party consent in writing to assume the liabilities and obligations of LICENSEE under and agree to be bound by all the terms and conditions of this AGREEMENT. Upon being notified in writing of a request to provide advance written consent hereunder, UNIVERSITY shall have five (5) business days to do so or provide objections, absent which LICENSEE shall be entitled to proceed as if advance written consent has been given by UNIVERSITY.

ARTICLE 14- DISPUTE RESOLUTION

14.1 Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement (including the validity of any patent within PATENT RIGHTS) which the Parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The Party raising such dispute shall promptly advise the other Party of such claim, dispute, or controversy in writing describing in reasonable detail the nature of such dispute. By not later than fifteen (15) business days after recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative. By not later than thirty (30) business days after such notice of dispute, the Party against whom the dispute shall be raised shall select a mediation firm and such representatives shall schedule a date with such firm for a mediation hearing. The Parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the Parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute.

14.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement or the sovereign immunity of the UNIVERSITY or the State of Arkansas.

ARTICLE 15 -TERM AND TERMINATION

15.1 The term of this Agreement shall extend from the EFFECTIVE DATE until expiration of the last to expire patent under the PATENT RIGHTS.

15.2 Upon any breach of, or default under, this License Agreement by LICENSEE, UNIVERSITY may terminate this License Agreement by ninety (90) days written notice to LICENSEE. Said notice shall become effective at the end of such period unless during said period LICENSEE shall cure such defect or default.

15.3 LICENSEE shall have the right to terminate this Agreement any time upon ninety (90) days written notice to UNIVERSITY.

15.4 UNIVERSITY shall have the right to terminate this Agreement upon ninety (90) days written notice to LICENSEE if LICENSEE challenges the validity of any patent within PATENT RIGHTS in a court of competent jurisdiction.

15.5 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation matured prior to the effective date of such termination.

15.6 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from UNIVERSITY. UNIVERSITY agrees to negotiate such licenses in good faith under reasonable terms and conditions.

15.7 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Article 5 and 6. The following provisions shall survive any termination: Articles 2 and 8, the preservation and inspection obligations of Article 6, Article 9, Article 10, Article 11, Article 14, this Article 15, Article 16.1, Article 17, and Article 18. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein. Termination shall not affect LICENSEE’s ownership rights in PATENT RIGHTS.

ARTICLE 16 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

16.1 Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

LICENSEE:

NuvOx Pharma LLC

1635 E. 18th Street·

Tucson, AZ 85719

Attention: Dr. Evan Unger, President and CEO

UNIVERSITY - Reports, Notices or other communication

University of Arkansas for Medical Sciences

UAMS BioVentures

4301 West Markham Street #831

Little Rock, Arkansas 72205

Attention: Christopher Fasel

With copy to:

Williams & Anderson, LLP

111 Center Street, 22nd Floor

Little Rock, Arkansas 72201

Attention: Harold J. Evans

UNIVERSITY - Payments, Checks and Remittance Stubs:

University of Arkansas for Medical Sciences

Treasurer’s Office

4301 West Markham Street #560

Little Rock, Arkansas 72205

ARTICLE 17-CONFIDENTIALITY

17.1 Confidential Information. “Confidential Information” shall mean any non-public information of a Party, including but not limited to business plans, products, technical data, specifications, documentation, rules and procedures, contracts, presentations, know-how, product plans, business methods, product functionality, services, data, customers, markets, competitive analysis, databases, formats, methodologies, applications, developments, inventions, processes, payments, delivery and inspection of procedures, designs, drawings, algorithms, formulas, and information related to intellectual property, engineering, marketing, and finance.

17.2 Disclosures by UNIVERSITY. UNIVERSITY may, from time to time, disclose its Confidential Information to LICENSEE. LICENSEE shall not disclose UNIVERSITY’s Confidential Information to any third party except as follows:

(i)	to its Affiliates, Sublicensees, and any employees, officers, directors, contractors, or other agents or representatives of LICENSEE or any of the foregoing for purposes related to the exercise of the rights granted under this Agreement; or

(ii)	under conditions of confidentiality to prospective or actual investors, lenders, acquirors, sublicensees, strategic partners, and investment bankers in connection with its financing, acquisition, licensing, development, commercialization, and stockholder relations activities; or

(iii)	with the prior written consent of UNIVERSITY, provided that, LICENSEE requires such recipients of UNIVERSITY’s Confidential Information to protect the confidentiality of such Confidential Information. LICENSEE may also disclose UNIVERSITY’s Confidential Information as it reasonably deems necessary or advisable in connection with the prosecution, maintenance, defense and enforcement of the PATENT RIGHTS or in connection with the pursuit or maintenance of regulatory or marketing approvals for, or commercialization of, Licensed Products.

17.3 Disclosures by LICENSEE. LICENSEE, through its employees or other agents, may disclose its Confidential Information to UNIVERSITY. UNIVERSITY (i) shall not disclose such Confidential Information to any third party, (ii) shall treat such information with the same degree of care as it treats its own confidential information, which shall be no less than reasonable, and (iii) shall only use such information for purposes of enforcing its rights under this Agreement.

17.4 Limits on Confidential Information. Confidential Information under this Agreement shall not include information:

(i)	which at the time of disclosure is in the public domain;

(ii)	which, after disclosure, becomes part of the public domain by publication or otherwise, except by the breach of this Agreement by either Party;

(iii)	was (a) in the recipient Party’s possession in documentary form at the time of disclosure or (b) independently developed by or for the recipient Party by any person or persons who had no knowledge or benefit of the other Party’s Confidential Information, as evidenced by written documentation; and

(iv)	which a Party received without obligation of confidentiality or limitation on use from a third party who had the lawful right to disclose such information and who did not obtain such information under an obligation of confidentiality to either Party; and Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of a Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the Party’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Party’s possession.

17.5 Allowed Disclosures. Notwithstanding any other provision of this Agreement, disclosure by a recipient Party of the other Party’s Confidential Information shall not be precluded if such disclosure:

(i)	is in response to a valid order of a court or to another governmental body of the United States or any political subdivision thereof; or

(ii)	is required by law or regulation; provided, however, that, in either case, the Party required to make such disclosures shall (1) have made reasonable effort to give prompt notice to the other Party to permit it to seek a protective order or grant of confidentiality, (2) cooperate with the other Party’s efforts to seek confidential or protective treatment of such information, as reasonably requested by the other Party, and (3) minimize the extent of any such disclosure.

17.6 Allowed Publications. UNIVERSITY shall be free to publish the results of its research and educational activities as it sees fit, provided that prior to any publication of any particular technology claimed, described, or enabled in the PATENT RIGHTS: (i) UNIVERSITY shall provide LICENSEE with a manuscript of any proposed paper or an abstract of any proposed presentation describing such technology at least forty-five (45) days prior to its submission for publication or presentation and (ii) as reasonably requested by LICENSEE, UNIVERSITY shall (a) delete from such publication any of LICENSEE’s Confidential Information, (b) delay the submission of such publication or presentation for an additional period of up to forty-five (45) days in order to allow LICENSEE to pursue patent protection for any of its intellectual property described therein, or (c) instruct its patent counsel to make such patent filings or conduct the prosecution of the patents and patent applications included in the PATENT RIGHTS as appropriate prior to publication or presentation of such material to prevent the loss of any rights granted under this Agreement. After any publication of any particular technology claimed, described, or enabled in the PATENT RIGHTS, UNIVERSITY shall have no further obligations under this Section 17.6 with respect to the publication of such technology.

ARTICLE 18- GENERAL

18.1 Legal Compliance. LICENSEE shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

18.2 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. Failure to assert any right arising from this Agreement shall not be deemed or construed to be a waiver of such right.

18.3 Licensee Rights. Nothing in this Agreement shall be construed to diminish or abrogate any of LICENSEE’s ownership rights in PATENT RIGHTS and LICENSEE shall retain its separate right to enjoy and exploit LICENSEE’s ownership rights in PATENT RIGHTS including in the event of any termination under Article 15.

18.4 Integration. This Agreement constitutes the entire agreement between the Parties relating to the subject matter thereof, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by it.

18.5 Effect of Agreement. This Agreement is binding upon the Parties hereto, and shall inure to the benefit of the Parties, and their respective agents, attorneys, insurers, employees, representatives, officers, directors, partners, principals, divisions, indemnitors, indemnitees, parent companies, grandparent companies, subsidiaries, affiliates, associates, consultants, assigns, heirs, predecessors, and successors in interest, successor trusts, trustees, shareholders and any trustee in bankruptcy or debtor in possession.

18.6 Construction and Interpretation. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of Arkansas without regard to its choice of law principles. The drafting and negotiation of this Agreement have been participated in by counsel for each of the Parties, and any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applied to the interpretation of this Agreement.

18.7 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.8 Representation by Counsel. The Parties hereby acknowledge that counsel has represented each such Party and that this Agreement has been executed with the consent and advice of counsel.

18.9 Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. All counterparts together shall constitute one and the same original.

18.10 Authority. Each Party represents and warrants for itself that the individual executing this Agreement on its behalf is authorized to do so and to bind the Party on whose behalf he is signing to the terms, obligations and conditions set forth herein.

18.11 Modification or Amendment. This Agreement may not be modified or amended except in writing signed by all Parties hereto.

18.12 Further Assurance and Documents. The Parties, and each of them, agree to execute any and all additional documents and to do all things reasonably necessary to carry out and implement the provisions of this Agreement.

18.13 Patent Marking. LICENSEE shall mark, and shall require Sublicensees to mark, all Licensed Products with the numbers of all patents included in Licensed Patents that cover the Licensed Products. Without limiting the foregoing, all Licensed Products shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such Licensed Products are made, sold, used, or shipped, including, but not limited to, the applicable patent laws of that country.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ARKANSAS		NUVOX PHARMA, LLC

/s/ Ann Kemp		/s/ Evan Unger
By:	Ann Kemp	By:	Evan Unger, MD, FACR
Title:	Vice President for Administration	Title:	President and CEO
Date:	November 18, 2014	Date:	November 18, 2014

APPENDIX A

Licensed Intellectual Property and associated costs

U.S. Provisional Patent Application Serial No. 61/449,448

U.S. 14/017,975; U.S. Pub. No. 2014/004099, PCT/US2012/027307, WO2012/121977, KR20140019343, EP2680819, CA2829017, AU2012225790, CN201280011790.2, IN73l9/CHENP/2013, KPI0-2013-7023394, JP2013-556866, BR_l 12013022234-4

Culp, et al., filed March 4, 2011

“Dodecafluoropentane Emulsion Decreases Infarct Volume in An Ischemic Stroke Model” Patent Prosecution Costs: $72,572.29 as of April 28, 2014.

UAMS Invention Disclosure No. 2011-24 Inventor: Culp, et al.

“Dodecafluoropentane Emulsion as a Stroke and Ischemia Therapy”